Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Aimmune Therapeutics, Inc.:

We consent to the use of our report dated March 3, 2016, with respect to the consolidated balance sheets of Aimmune Therapeutics, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015 incorporated herein by reference.

/s/ KPMG LLP

San Francisco, California

March 11, 2016